EXHIBIT 10.23

FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

This First Amendment to Distribution Agreement (this “Amendment”) is made and entered into the 24th day of October, 2003, by and between Dexterity Surgical, Inc. (“Dexterity”) and Pilling Weck Incorporated, successor to Weck Closure Systems, LLC (“Distributor”). Dexterity and Distributor are hereinafter sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a Distribution Agreement dated as of June 5, 2001 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in order to extend the term of the Agreement, to provide Dexterity advances against future shipments, and certain other modifications, as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the Parties hereto agree as follows:

1.     Unless elsewhere expressly defined in this Amendment, all capitalized terms used herein shall have the definitions given to such terms in the Agreement.

2.     Distributor has made previous advance payments to Dexterity. The outstanding advanced amount of $123,000 (“First Advance”) by Distributor will be offset against Distributor’s purchase orders Nos. P17873, P17874, P17875 and P17876.

3.     Distributor will advance $150,000 (“Second Advance”) to Distributor promptly after execution of this Amendment by the Parties. Dexterity will offset the Second Advance against Distributor’s purchase orders issued during the fourth calendar quarter of 2003 and all other future purchase orders issued by Distributor until the full amount of the Second Advance has been offset and repaid to Distributor.

4.     Section 3 of the Agreement is hereby deleted in its entirety and shall now read:

“The initial term of this Agreement shall expire on the date that Dexterity shall have repaid the First Advance and the Second Advance to Distributor through offsets against Distributor’s purchase orders; provided however that in no event shall this Agreement expire earlier than June 30, 2004.”

5.     New Section 6.8 is hereby inserted into the Agreement, which new section shall read as follows:

“6.8 Simultaneously with Dexterity’s cost reductions from Apogee for the Products, Dexterity will pass on to Distributor 100% of Apogee’s cost reductions in the form of lower transfer pricing for the Products.

6.            During the period of the extension of the Agreement as provided for herein, the Parties agree to negotiate a new distribution agreement, which includes a new pricing structure utilizing anticipated Apogee cost reductions.

7.            Except as amended hereby, the terms of the Amendment shall continue in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

DEXTERITY SURGICAL, INC.

By:	/s/ Randall K. Boatright

Name: Randall K. Boatright
Title: Executive Vice President and CFO

PILLING WECK INCORPORATED

By:	/s/ Chris Tihansky

Name: Chris Tihansky
Title: Vice President Surgical